Exhibit 99.1

FOR IMMEDIATE RELEASE

ZAP Complies with NYSE Arca Listing Requirements

SANTA ROSA, California (May 9, 2006) -- ZAP (NYSEArca: ZP) announced today that on May 3, 2006, NYSE Arca, Inc. notified ZAP that it has regained compliance with the $1.00 minimum share bid price requirement for continued listing.

About ZAP

ZAP has been a leader in advanced transportation technologies since 1994, delivering over 90,000 vehicles to consumers in more than 75 countries. ZAP is at the forefront of fuel-efficient transportation with new technologies including energy efficient gas systems, hydrogen, electric, fuel cell, ethanol, hybrid, trybrid and other innovative power systems. The Smart Car Americanized for ZAP currently complies with regulatory requirements in all states except California and four other states. ZAP is not affiliated with, or authorized by, smart gmbh, the manufacturer of Smart automobiles, or the smartUSA division of Mercedes-Benz LLC, the exclusive authorized U.S. importer and distributor of those vehicles. For more information, visit http://www.zapworld.com.

Cautionary Statement

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
ZAP
Jennifer Zimmons, 212-838-1444 (Investor Relations)
jzimmons@zapworld.com
Alex Campbell, 707-525-8658 ext. 241 (Media Relations)
acampbell@zapworld.com
# # #